The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on February 19, 2010.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009.

These risks and uncertainties also include the following factors: Global recessionary economic conditions and adverse developments in the credit markets have had, and we expect will continue to have, an adverse effect on our investments and our operating results, including causing significant reduction in the availability of financing to us and for refinancing to our borrowers, increases in payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments; Our ability to generate operating cash flow and access capital has been, and may continue to be, adversely affected by the global recessionary economic conditions and adverse developments in the capital markets; The failure of most of our Taberna securitization financings to meet their performance tests, including over-collateralization requirements, has reduced, and may continue to reduce, our net income and cash flow generated by these securitizations, may trigger certain termination provisions in the related collateral management agreements under which we manage these securitizations and has caused an event of default under most of these securitizations and may cause an event of default under the remaining securitizations; If our securitizations secured primarily by commercial real estate loans were to fail to meet their performance tests, including over-collateralization requirements, our net income and cash flow would be materially reduced; If a collateral management agreement is terminated or if the securities serving as collateral for a securitization are prepaid or go into default, the collateral management fees will be reduced or eliminated; Our investments in securitizations are exposed to greater uncertainty and risk of loss than investments in higher grade securities in these securitizations; Adverse market trends relating to the loans and real estate securities collateralizing our securitizations have reduced, and are expected to continue to reduce, the value of our retained interests in these securitizations; Our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business, increase revenue and pay distributions to our shareholders; Our reliance on significant amounts of debt to finance investments may subject us to an increased risk of loss, reduce our return on investments, reduce our ability to pay distributions to our shareholders and possibly result in the foreclosure of any assets subject to secured financing; We may seek to acquire, redeem, restructure, refinance or otherwise enter into transactions to satisfy our debt which may include issuances of our debt and/or equity securities, sales or exchanges of our assets or other methods; We operate in a highly competitive market which may harm our business, financial condition, liquidity and results of operations; Loss of our management team or the ability to attract and retain key employees could harm our business; We are subject to litigation and IRS examinations and the adverse resolution of these matters could have a material adverse effect on our financial condition and results of operations; We may enter into new businesses, make future strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties in our business; Payment defaults and other credit risks in our investment portfolio have arisen, and may continue to increase, which has caused, and may continue to cause, adverse effects on our cash flow, net income and ability to make distributions; If we are unable to improve the performance of commercial real estate properties we take control of in connection with restructurings, workouts and foreclosures of investments, our financial performance may be adversely affected; We may not realize gains or income from investments and have realized, and may continue to realize, losses from some of our investments; We cannot predict the effect on us that government policies and plans adopted in response to global recessionary economic conditions and adverse developments in the credit markets will have; Our investment portfolio may have material geographic, sector, property-type and sponsor concentrations; A portion of our assets and liabilities are recorded at fair value as determined in good faith by our management and, as a result, there may be uncertainty as to the value of these investments; When we acquire properties through the foreclosure of commercial real estate loans, we may recognize losses if the fair value of the property internally determined upon such acquisition is less than the previous carrying amount of the foreclosed loan; The fair value of our assets that we record at their fair value under the fair value option has declined, and may continue to decline, substantially, which has had, and may continue to have, an adverse effect on our financial statements; We may fail to qualify as a REIT, and such failure to qualify would have significant adverse consequences on the value of our common shares; Loss of our Investment Company Act exemption would affect us adversely; Our failure to maintain a broker-dealer license in the various jurisdictions in which we do business could have a material adverse effect on our business, financial condition, liquidity and results of operations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP and Director of Corporate Communications

Scott Schaeffer

RAIT Financial Trust – CEO & President

Jack Salmon

RAIT Financial Trust – CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

Gabe Poggi

Friedman, Billings, Ramsey — Analyst

David Fick

Stifel Nicolaus — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2009 RAIT Financial Trust earnings conference call. My name is Jasmine and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Andres Viroslav, Vice President and Director of Corporate Communications. You may proceed, sir.

Andres Viroslav - RAIT Financial Trust — VP and Director of Corporate Communications

Thank you, Jasmine, and good morning to everyone. Think you for joining us today to review RAIT Financial Trust’s fourth quarter and fiscal 2009 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jack Salmon, RAIT’s Chief Financial Officer.

This morning’s call is being webcast on our website at www.RAITft.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 1 p.m. Eastern Time today. The dial-in for the replay is 888-286-8010 with a confirmation code of 39106645. Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, www.RAITft.com, under investor relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein except as may be required by law.

Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you very much, Andres, and thank all of you for joining us this morning as we present RAIT’s fourth quarter and fiscal 2009 results.

As the press release indicates, we have accomplished a lot during 2009, which was clearly a transition year for RAIT. That transition continues into 2010 as we continue to adapt our business to current economic conditions. We have provided a lot of information in the press release. However, I would like to take a moment to go through some of the highlights.

During the year, we restructured the balance sheet by aggressively selling non-core portfolios. We sold our residential mortgage portfolio and we sold our equity in and deconsolidated four Taberna securitizations, which removed risk from our balance sheet and volatility from our financial results.

Towards the end of 2009, we also began two new business initiatives, RAIT Securities, LLC, which provides real estate-related fixed income trading services to the market, and we launched RAIT Advisory, which offers the knowledge and expertise within our vertically integrated commercial real estate platform to holders and investors of commercial real estate-related assets. Though in their infancy, both initiatives complement RAIT’s core commercial real estate focus. Looking forward, these businesses will take time to develop and we expect to see a meaningful contribution to our operating results later this year. At the corporate level, we lowered our overhead and further reduced our outstanding recourse indebtedness.

We have been executing on our strategy to build equity within the portfolio as we manage through this cycle. During 2009, we took back a number of properties into direct investments in real estate. At the end of the year, our investments in real estate totaled $738 million, which is broken down as follows — 67% multi-family, 25% office, 5% retail, and 3% other types of properties. It is important to note that when we originally underwrote the loans against these properties, we understood and were comfortable with the reality of potentially owning them one day and we remain comfortable with our current valuations. RAIT’s investment in Jupiter Communities, our multi-family property manager, affords us the ability to manage our multi-family portfolio directly, which we believe is a key component to creating value. We are not looking to sell our properties given the current environment but instead will continue to manage the portfolio to maintain ultimate flexibility until liquidity returns into both the equity and debt capital markets.

In our experience, the first year after taking control of a property is typically a transition year. We are encouraged by recent leasing activity and resulting increases in occupancy levels at our multi-family and office properties, which comprise 92% of our owned portfolio. The multi-family portfolio should also benefit once the government removes the incentives for the first-time homebuyers and we will continue to actively manage and invest in this portfolio to maximize equity value over the long term for RAIT.

We are starting to see some positive developments in the commercial real estate lending market. Within our loan portfolio, we are seeing more loan repayments in the first quarter of 2010. Any such repayments will provide the capital necessary to take advantage of new, profitable commercial real estate lending opportunities at wider spreads and lower leverage. In addition, many of the larger banks have restarted their commercial loan securitization businesses, which will bring much-needed liquidity to the commercial real estate market.

We will continue to manage through this challenging market, a market characterized by high unemployment, a lack of liquidity, minimal capital market activity, and government intervention, which to this point has not helped the commercial real estate market. But we remain patient and optimistic about the future.

During 2010, we will use all available options and strategies towards the following goals — focus our resources on building and managing portfolios of commercial real estate properties and loans; create value through investing in our owned commercial real estate assets; and implementing portfolio-wide cost saving programs such as green initiatives to help maximize property value over time. We will further reduce RAIT’s outstanding indebtedness and grow our business initiatives and potentially invest in RAIT common equity through open market purchases previously authorized by RAIT’s Board.

I believe the economy is now in a slow V-shaped recovery. However, market factors including job growth and access to liquidity for commercial real estate will play a major role in the timing and speed of the recovery. The offer by Simon Properties to purchase GGP is certainly a positive sign and we all know that owning real estate is a good hedge against inflation risks.

Ultimately long-term success in commercial real estate lending and investment comes down to staying power and our continued ability to manage through the cycle. RAIT’s seasoned management team has seen and successfully managed through a number of depressed markets, and we will continue to manage through this one.

With that strategic overview of RAIT, I would like to turn the call over to Jack to go through the financial results.

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

Thanks, Scott. I will review the financial results for the fourth quarter and for the year ended December 31, 2009. Now as Scott has indicated, 2009 was a transitional year during which we converted $500 million of our commercial real estate loans into directly owned real estate. We sold off $3.6 billion of our residential mortgage backed securities portfolio and we significantly reduced our Taberna debt securities portfolio through disposition and asset write-offs.

These major transactions make it difficult to compare 2009 versus 2008 financial results since we disposed of the underperforming asset portfolios during the first six months of the year while diversifying our revenue generated from our commercial real estate lending and our direct ownership of real estate and the incremental fee income activities I will describe.

To highlight the key operating results for 2009, I offer the following:

Our total revenue for 2009 was $206 million, of which 61% was derived from net interest margin, 26% was derived from rental income, and 13% from fee and other income. Now in comparison, 84% of our 2008 total revenue was from net interest margin while only 7% was from rental income and 9% from fee and other income. These changes reflect both our increasing direct ownership of commercial real estate and the dispositions of the entire RMBS portfolio in the third quarter of 2009 and four of the TruPS portfolios at the end of the second quarter. As a result of these dispositions, we recorded $375 million of losses on sales of assets, which represents 85% of our net loss for the entire year.

The cumulative 2009 mark-to-market adjustments for the change in fair values of financial instruments was $1.5 million. This is an improvement of over $550 million in comparison to 2008. This change demonstrates the reduced volatility in our remaining debt securities portfolios going forward.

The total provision for loan losses in 2009 was $227 million. This was $64 million higher than in 2008. However, $97 million of this total was non-recurring as it pertained to the sold off RMBS portfolio. We also recorded a $46 million non-cash asset impairment charge during the second quarter which was primarily related to our ownership interest in our two European securitizations.

Next I will review our three primary investment portfolios:

Our first is our commercial real estate loan portfolio. And at December 31, 2009, 50% of our consolidated assets are in our commercial real estate loan portfolio, which has long-term matched funded non-recourse financing. We have $70 million of restricted cash in our two CRE securitizations with $32 million of it dedicated for future funding commitments. The balance, $38 million, represents net funding capacity, which together with expected loan repayments this year will provide capital to increase funding for new CRE loans.

Both of our CRE loan securitizations are meeting all of their interest coverage and over collateralization coverage requirements as of the most recent payment cycle. The most stringent OC test was at 118% versus a trigger of 116% in CRE1 and 115% versus a trigger of 112% in CRE2. The CRE loan portfolio continues to generate the core cash flows for our business.

Our second portfolio is our CRE owned portfolio. There are $738 million of assets in the CRE owned portfolio comprising 25% of our consolidated assets at year-end. During the fourth quarter, we converted five loans with an aggregate fair value of $97 million. For the whole year, we added 26 properties at an aggregate value of $400 million after applying $95 million against our CRE loan loss reserves. These assets generated rental income in 2009 of $53 million as compared to $19 million during 2008 from 15 owned properties. It is important to note that the rental income in 2009 represents a partial year since the properties were added during the year. Moreover, we acquired these properties from distressed sponsors. Accordingly many of the properties will need time before reaching a level of stabilized operations. We financed this portfolio through a combination of $82 million of debt provided by financial institutions and $629 million of debt in our internally owned CRE securitizations. Our total weighted average cost of financing this portfolio is 6.2%.

The third portfolio is our debt securities portfolio. The majority of our debt securities portfolio representing 25% of our consolidated assets, is comprised of TruPS and other debt securities owned by Taberna 8 and 9, our two remaining owned debt securitizations. The $695 million of investments and their related non-recourse debt financing are both reported under fair value accounting methods. Included in our $10.1 billion of total assets under management are $6.6 billion of managed collateral in nine non-owned debt securitization entities. So in total we received $14 million of collateral management fees from this portfolio during 2009.

I would like to spend a few minutes discussing major transactions and recent events. During December, we completed a public tender offer to exchange $34 million of our senior convertible debt for 8.1 million shares of our common stock and $3.1 million of cash for an overall exchange ratio of 41% of the par value of retired convertible debt. This exchange resulted in a $19 million gain upon cancellation of debt. For the year, we reduced the amount of convertible debt outstanding to $246 million, which will enable us to save $9.5 million of annual interest expense on a go forward basis.

We completed agreements with our commercial banks to extend our $50 million of secured line of credit facilities into 2011. As of year-end, we have $24 million of recourse debt due within one year and $420 million of total recourse debt outstanding. This compares with $55 million of short-term recourse debt and $517 million of total recourse debt outstanding as of 12/31/2008. Included in the $24 million of recourse debt coming due in 2010 is a $17.5 million first mortgage on an office building which we fully expect to refinance and $6 million of normal principal amortization on a secured bank line of credit. And in 2011 $43 million of recourse debt is scheduled to mature.

During 2009, in addition to reduce the amount of convertible debt outstanding by $138 million, we repaid $27 million of other recourse indebtedness and we issued $43 million of new senior secured debt. We continue to repurchase other consolidated debt at significant discounts and in total we have recorded $115 million of gains upon cancellation of debt during 2009.

In 2010, we will seek other sources of debt and equity capital as we continue to de-leverage our balance sheet. Our total debt to equity ratio was 3.0x at year-end as compared to a ratio of 5.4x last year. And as of December 31, 2009, I am happy to report we are in compliance with all of our debt covenants.

Turning to other information and key statistics provided you, the press release contains several key statistics indicative of our streamlined operations under these initiatives. Looking back over the last year, you will see that non-accrual CRE loans peaked at $246 million or 15.6% of our CRE loan portfolio in September 2009. At year-end, the non-accrual loans were $171 million, representing 11.6% of the CRE loan portfolio. The current level of CRE loan loss reserves, $87 million at year-end, compared to $118 million at year-end 2008, and the corresponding reductions in the level of loan loss provisions which were $22.5 million for the most recent quarter as compared to $71.5 million for the fourth quarter of ‘08 are encouraging indicators of our overall credit performance.

As a result of achieving all of the above initiatives, we generated $0.24 of GAAP earnings per common share during the fourth quarter, our first positive quarter of earnings since the credit crisis severely impacted our financial results.

All this information will be more fully discussed in our Form 10-K, which we will be filing in the near future. With that, I would like to return the call to Scott.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you, Jack. Before opening the call up for questions, I would like to ask our shareholders to please be patient. We have made good progress in repositioning the Company for future growth in a commercial real estate market full of opportunity and believe the equity markets have not yet recognized these improvements in our stock price.

The recovery process has been and I expect will continue to be slow. Yet until there are clear signs of a market recovery and a more positive outlook for commercial real estate, the volatility and uncertainty will likely remain over the sector. I do expect us to manage through this cycle and I look forward to RAIT’s participation in the commercial real estate recovery.

Operator, it is okay to open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Gabe Poggi, FBR.

Gabe Poggi - Friedman, Billings, Ramsey — Analyst

Good morning, guys. It’s Gabe from FBR. Nice job. Things seem to be more streamlined and stabilizing to a degree. I just wanted to get, one, some just general comments on what your thoughts are. You guys had mentioned the big lenders are beginning to ramp up securitization efforts. There is talk of potentially, 2Q, some conduits, small, but conduit CMBS getting done and more traction. Just your general commentary on the CMBS market, CRE, what your kind of outlook is going forward.

Then Jack, I don’t know if you mentioned this or not or maybe I missed it, but do you have any details on the REO location wise, where that stuff is primarily located? If you could provide that, that would be great.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Gabe, this is Scott. And to answer the first part of your question, following the developer diversified deal that was done last year, there seems to be significant activity in new securitization of pools being developed. Everyone was encouraged by the fact that — besides the diversified deal, there were a number of other transactions that were done and they were done without any government support through TALF, which in the beginning was unexpected. But what it showed was that there was an appetite for the bonds within these securitizations. So we have been in discussions with a number of the larger banks who are actually out originating loans to ramp up portfolios that they then can take through their CMBS pipeline. Most of these loans will be on the office and retail sectors because no one is going to be able to compete with the agencies while they’re still funding multi-family loans.

Gabe Poggi - Friedman, Billings, Ramsey — Analyst

Right. Okay, that’s helpful.

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

Gabe, your question on the composition of our real estate owned portfolio, as Scott said, 67% of our portfolio is in the multi-family sector. 25% is in office and the rest is in other and retail. From a geographic breakdown, approximately 37% is in the Central region, 22% is in the Southeast, 36% is in the West Coast and the balance is spread across the country.

We will be providing a state-by-state analysis in our 10-K, so you will have more detail on the geographic location of each property owned.

Gabe Poggi - Friedman, Billings, Ramsey — Analyst

Great, thanks. Thanks so much, guys.

Operator

David Fick, Stifel Nicolaus.

David Fick - Stifel Nicolaus — Analyst

Good morning, gentlemen. You have an at-the-market share program outstanding and yet you are now talking about share repurchases. I am sure that market volatility might change which of those you would exercise on any given day. But can you tell us how many shares you have issued so far this quarter under that new program?

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

The at-the-market program you described, which we announced in January, we have not issued any shares yet to date or quarter to date on that program. It provides us the opportunity to do so over a two-year period.

David Fick - Stifel Nicolaus — Analyst

Okay. And can you just give us a little bit of your thought process on where you might think about buying back — not dollar-wise, but sort of how you make that decision versus issuing?

Scott Schaeffer - RAIT Financial Trust — CEO & President

I think it all relates, David, to the price, market price of the shares and we continue obviously to monitor it and as capital permits, we are looking at the best way to deploy it. We have been buying back our debt at significant discounts. We think the stock at the current levels is undervalued. The Board has given us the authority to do it and depending on where the future goes, we have that flexibility to make buybacks as needed or as desired.

David Fick - Stifel Nicolaus — Analyst

Okay, can you walk us through where you stand with your CDO tests at this point? You know, any triggers that are there?

Jack Salmon- RAIT Financial Trust- CFO & Treasurer

I think you are referring mostly to our CRE CDOs.

David Fick - Stifel Nicolaus — Analyst

Yes

Jack Salmon- RAIT Financial Trust- CFO & Treasurer

As you know, there are two types of tests that we have to monitor. We have dozens of tests that we look at every month, but the two key tests from a performance standpoint are the interest coverage tests and the over collateralization tests. Of the two, the OC test is more significant and we have been able to maintain from inception on both of our securitizations compliance with all levels of the OC test all the way down to the lowest level of debt that we need to show coverage for.

So we certainly — we have about a dozen, dozen and a half assets that are in the non-performing category in those two CDOs. The threshold for those tests are still being met even with that performance and if it’s a whole loan, it has one discount and if it is a mezz loan, it is virtually carried at zero for purposes of those tests.

So we continue to monitor it. I think our credit people do a great job of keeping tabs on no only current performance but the near-term outlook and we keep a very careful look at these tests on a month-to-month basis.

David Fick - Stifel Nicolaus — Analyst

Is there a limit within those CDOs as to how much actual real estate can reside there?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Not realty. These are loan securitizations — the classification of assets typically is type of collateral, percentage of this class versus for example multi-family versus retail and others. There’s geographic limits that we have to comply with. There is fixed versus floating financing limits we have to comply with. As I said, there’s probably three dozen tests but the two most significant from a performance standpoint are really the interest coverage and the over collateralization requirement.

David Fick - Stifel Nicolaus — Analyst

Okay, then lastly, what is the coupon on the secured facilities that were extended and are there any amortization requirements or other cash flow factors we should know about?

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

There are — on one facility, there is principal amortization. On the other two there are not. And the weighted average coupon is in the 4% to 5%, 5.5% range on all three.

David Fick - Stifel Nicolaus — Analyst

And what should we assume about the amortization requirement in terms of your use of funds there?

Jack Salmon- RAIT Financial Trust- CFO & Treasurer

I mentioned, there is $6 million of principal amortization scheduled for 2010 on those securities, on those secured bank lines and all three lines have been extended into 2011 for the principal maturities.

David Fick - Stifel Nicolaus — Analyst

Okay, great. Thank you. Good to hear you back on offense a little bit.

Operator

At this time, there are no further questions. I would like to turn the call back to Mr. Scott Schaeffer. You may proceed.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you for joining us today. We look forward to speaking with you to report our first-quarter results in the coming months. Thanks.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for attending. You may now disconnect. Have a great day.